Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-03957, 333-85542, 333-85546, 333-142985, 333-167123 and 333-198050 of The Williams Companies, Inc. on Form S-8, and Registration Statement Nos. 333-29185 and 333-204077 of The Williams Companies Inc. on Form S-3 of our report dated February 22, 2017, relating to the financial statements of Gulfstream Natural Gas System, L.L.C. for the year ended December 31, 2016, appearing in this Current Report on Form 8-K of The Williams Companies, Inc.

/s/ DELOITTE & TOUCHE LLP
Houston, Texas
May 25, 2017